Exhibit 99.1

Innodata Reports Third Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--October 26, 2011--INNODATA ISOGEN, INC. (NASDAQ: INOD) today reported results for the third quarter and the nine months ended September 30, 2011.

  Total revenue was $19.2 million in the third quarter of 2011, a sequential increase of 18% from $16.3 million in the second quarter of 2011, and a 22% increase from $15.8 million in the third quarter of 2010. Approximately 80% of the sequential increase is attributable to increased revenue from e-book-related services that the Company performs for one of its large clients and the balance is attributable to analytics services that the Company performs for a major accounting firm.
  The Company reported net earnings of $1.4 million, or $0.06 per diluted share, in the third quarter of 2011, compared to $0.8 million, or $0.03 per diluted share, in the second quarter of 2011, and $0.3 million, or $0.01 per diluted share, in the third quarter of 2010. The increase in net earnings primarily reflects higher revenues and an increase in gross margins to 33% from 30% in the second quarter of 2011 and 28% in the third quarter of 2010.
  For the nine months ended September 30, 2011, total revenue was $50.2 million, compared to $46.6 million in the corresponding period of 2010. Pre-tax earnings improved significantly from a pre-tax loss of $0.9 million to pre-tax earnings of $3.0 million. The increase in pre-tax earnings primarily reflects higher revenues and an increase in gross margins to 31% from last year’s 24%. Net earnings were $2.2 million, or $0.09 per diluted share, for the nine months in 2011, up from a net loss of $2.0 million, or ($0.08) per diluted share, in the corresponding period of 2010.
  The Company’s balance sheet continues to be strong. Cash and cash equivalents and investments as of September 30, 2011 were $24.2 million, compared to $26.9 million as of June 30, 2011. The reduction primarily reflects cash used during the quarter for two new delivery centers in Asia and for investment in the Company’s recently-launched Innodata Advanced Data Solutions (IADS) segment, as well as for the repurchase of stock under the Company’s previously announced stock buyback programs.

“This was our third consecutive quarter of improved revenues and margins,” stated Jack Abuhoff, the Company’s Chairman and CEO. “Much of our new business has been in the area of e-book-related services in which we believe we enjoy competitive advantages that enable us to produce e-books at significant scale and at the uncompromised quality levels that are demanded by leading consumer brands and publishers.

“At the same time, we are investing significantly in new service capabilities in our new IADS segment. Through the end of our third quarter, our IADS investment comprised approximately $0.8 million of expenses that flowed through the third quarter’s income statement ($0.3 million in direct costs and $0.5 million of SG&A), approximately $0.3 million of expenses that flowed through the second quarter’s income statement ($0.1 million in direct costs and $0.2 million of SG&A), and $0.9 million of cumulative capital investment. Our IADS segment will provide high-value analytics services that help businesses manage risk and otherwise improve their operations. Initially, it targets business opportunities in the healthcare, financial, and insurance sectors. We expect that the IADS segment will begin contributing to revenue in the first half of 2012.

“This quarter, we spent approximately $0.7 million in capital investments to expand our global production facilities, and we expect to spend another $5 million or so for this purpose during the fourth quarter of 2011 and the first quarter of 2012. This will add sufficient production infrastructure to accommodate approximately $50 million in potential incremental annual revenue.”

Abuhoff concluded, “We anticipate that our fourth quarter revenues will be approximately $20.0 million or more, representing both a sequential as well as year-over-year increase.”

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question and answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-800-768-6544 (Domestic)
1-785-830-7990 (International)

1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on both: 9840082

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

Innodata (NASDAQ: INOD) is a leading provider of business process, technology and consulting services, as well as products and solutions, that help our valued clients create, manage, use and distribute digital information. Propelled by a culture of quality, service and innovation, we have developed a client base that includes many of the world’s preeminent media, publishing and information services companies, as well as leading enterprises in information-intensive industries such as aerospace, defense, financial services, government, healthcare, high technology, insurance, intelligence, manufacturing and law.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata has offices and operations in the United States, the United Kingdom, Israel, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, that our Innodata Advanced Data Solutions segment has not reported any revenues to date and is subject to the risks and uncertainties of early-stage companies; the primarily at-will nature of the contracts between our Content Services segment and its customers and the ability of customers to reduce, delay or cancel projects; continuing Content Services revenue concentration in a limited number of customers; continuing Content Services reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2011	2010	2011	2010

Revenues	$19,245	$15,763	$50,203	$46,623

Operating costs and expenses:
Direct operating expenses	12,831	11,272	34,874	35,651
Selling and administrative expenses	4,639	4,108	12,763	11,923
Interest income, net	(175)	(49)	(454)	(84)

Total	17,295	15,241	47,183	47,490
Income (loss) before provision for income taxes	1,950	522	3,020	(867)

Provision for income taxes	766	209	1,063	1,098
Net income (loss)	1,184	313	1,957	(1,965)

Loss attributable to non-controlling interests	192	-	241	-
Net income (loss) attributable to Innodata Isogen, Inc. and Subsidiaries	$1,376	$313	$2,198	$(1,965)
Income (loss) per share attributable to Innodata Isogen, Inc. and Subsidiaries:
Basic and diluted	$.06	$.01	$.09	$(.08)
Weighted average shares outstanding:
Basic	24,707	25,400	24,932	25,400
Diluted	25,104	25,582	25,141	25,400

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in thousands)

	September 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$12,757	$14,120
Short term investments - other	8,172	8,875
Accounts receivable, net	12,621	8,389
Prepaid expenses and other current assets	3,888	3,842
Deferred income taxes	1,544	1,581

Total current assets	38,982	36,807

Property and equipment, net	5,108	4,284

Other assets	3,452	2,684

Long term investment - other	3,288	5,000

Deferred income taxes	3,355	2,797

Goodwill	675	675

Total assets	$54,860	$52,247

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,072	$3,047
Accrued salaries, wages and related benefits	5,967	4,870
Income and other taxes	2,210	1,852
Current portion of long term obligations	632	458
Deferred income taxes	9	492

Total current liabilities	12,890	10,719

Deferred income taxes	153	137

Income and other taxes - long term		349

Long term obligations	2,829	1,604

Non-controlling interests	(241)	-

Stockholders' equity	39,229	39,438

Total liabilities and stockholders’ equity	$54,860	$52,247

CONTACT:
Innodata Isogen, Inc.
Raj Jain, 201-371-8024
Director Finance
rjain@innodata.com